Exhibit 10.4
TUPPERWARE BRANDS CORPORATION
2019 INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Participant:     «Full Participant Name»

Number of Restricted Stock Units:   «Number»

Date of Grant:     «Grant Date»

Vesting Schedule:

        Vesting Dates    Percentage of Grant

        1st Anniversary of the Grant Date:  33.33% (rounded down to the nearest whole Share)
        2nd Anniversary of the Grant Date: 33.33% (rounded to the nearest whole Share)
        3rd Anniversary of the Grant Date:  33.33% (all remaining Shares)

1. Restricted Stock Unit Award. Tupperware Brands Corporation, a Delaware corporation (“Tupperware”), pursuant to the Tupperware Brands Corporation 2019 Incentive Plan (the “Plan”), a copy of which is available online at www.ubs.com/onesource/tup or by requesting a copy from the Corporate Secretary’s Office, hereby grants to the Participant as of the Date of Grant a Restricted Stock Unit Award (“Restricted Stock Unit(s)” or “Award(s)”) to receive from Tupperware a certain number of shares of Common Stock of Tupperware, $0.01 par value (“Share(s)”) (or in cash as described in Section 4 below, if permitted under applicable laws and accounting standards) provided certain vesting conditions are met, as specifically indicated on this Restricted Stock Unit Agreement. The Award vests in accordance with the terms and conditions of the Plan and this Restricted Stock Unit Agreement, including any additional terms and conditions for the Participant’s country set forth in any appendix hereto as provided in Section 21 below (the “Appendix”; this Restricted Stock Unit Agreement and the Appendix collectively referred to hereinafter as this “Agreement”). The Participant shall execute this Agreement by accepting it online at www.ubs.com/onesource/tup. If Tupperware determines that an alternative form of agreement from the Participant is appropriate, or that this Agreement is required in another format, in order to comply with any listing, registration or other legal requirement, the Participant shall execute and deliver such alternative Award agreement to Tupperware. The Participant’s failure to accept this Agreement or other required Award agreement may prevent the release of Shares or cash as described in Section 4 below. All determinations and interpretations made by Tupperware in connection with any question arising under this Agreement or the Plan are binding and conclusive upon the Participant and his or her legal representative. If there is any conflict between the provisions of this Agreement and the Plan, the Plan shall control. Capitalized terms used and not defined in this Agreement have the meanings given to them in the Plan.

2. Restriction Period. The restrictions under this Award shall lapse on the Vesting Dates specified above or such earlier time as set forth in this Agreement, subject to the Participant’s continued employment with Tupperware or its Subsidiary through the applicable Vesting Date or such earlier time as set forth in this Agreement.

3. Stockholder Rights. Prior to lapse of restrictions and the delivery of the Shares related to the Restricted Stock Units, the Participant shall not have the rights of a stockholder of Tupperware to vote the Shares related to the Restricted Stock Units, except that the Participant shall be entitled to receive dividend equivalent rights related to the Restricted Stock Units equal in amount to the dividends declared on a Share. Dividend equivalent amounts shall accrue and be paid or distributed at such time as the restrictions on the Restricted Stock Units lapse in accordance with this Agreement and in proportion to the amount of Restricted Stock Units as to which restrictions lapse.
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4. Delivery of Shares or Cash. Subject to the payment of Tax-Related Items (as defined in Section 5 below) under this Agreement, Tupperware will deliver or cause to be delivered either (a) Shares, or, if Tupperware so determines, in book entry form, upon lapse of restrictions, and will deliver them to the Participant or the Participant’s transferee (if permitted under the terms of the Plan and this Agreement) free of restrictions, or (b) cash based upon the number of Restricted Stock Units times the closing price on the New York Stock Exchange (“NYSE”) of a Share on the date of the lapse of restrictions, or if such date shall not be a business day for the NYSE, then upon the closing price on the immediately-preceding business day of the NYSE. Any Shares (or cash payment in lieu of such Shares) deliverable pursuant to this Agreement shall be delivered within 60 days following the applicable Vesting Date, or as soon thereafter as administratively practicable to the extent permitted by Code Section 409A (or any successor provision of the Code), if applicable.

5. Taxes. The Participant acknowledges that, regardless of any action taken by Tupperware or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by Tupperware or the Employer in its discretion to be an appropriate charge to the Participant even if legally applicable to Tupperware or the Employer (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by Tupperware or the Employer. The Participant further acknowledges that Tupperware and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, the Participant acknowledges that if the Participant is subject to Tax-Related Items in more than one jurisdiction, Tupperware and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to Tupperware and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes Tupperware and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from the Participant’s wages or other cash compensation paid to the Participant by Tupperware and/or the Employer; or (b) withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by Tupperware (on the Participant’s behalf pursuant to this authorization without further consent); or (c) withholding in Shares to be issued upon settlement of the Restricted Stock Units. However, if the Participant is a Section 16 officer of Tupperware under the Exchange Act, then Tupperware shall withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax, securities or other laws or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items shall be satisfied by method (b) above, provided, further, that if the use of such withholding method is problematic under applicable tax, securities or other laws or has materially adverse accounting consequences, the obligation for Tax-Related Items shall be satisfied by method (a) above. Tupperware may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates in the Participant’s country, including maximum rates applicable in the Participant’s jurisdiction(s), in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the Participant does not receive a refund of any over-withheld amount from Tupperware or the Employer, the Participant may seek a refund from the applicable tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Participant agrees to pay to Tupperware or the Employer any amount of Tax-Related Items that Tupperware and/or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. Tupperware may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, or the cash payment, depending on the form of
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settlement under Section 4, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

6. Data Transfer and Privacy.

(a)Data Collection and Usage. Tupperware and the Employer collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in Tupperware, details of all Awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent, as further described below.

(b)Stock Plan Administration Service Providers. Tupperware transfers Data to UBS Financial Services Inc. and its affiliated companies (collectively, “UBS”), an independent service provider based in the United States, which is assisting Tupperware with the implementation, administration and management of the Plan. UBS will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant may be asked to agree on separate terms and data processing practices with UBS, with such agreement being a condition to the ability to participate in the Plan. In the future, Tupperware may select a different service provider or additional service providers and share Data with such other provider(s) serving in a similar manner.

(c)International Data Transfers. If the Participant resides, works or is otherwise located outside of the United States, Data will be transferred from the Participant’s country to the United States, where Tupperware and its service providers are based. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. If the Participant is located in the European Union (“EU”) and/or European Economic Area (“EEA”), the Participant understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission and might not provide a level of protection of personal data equivalent to the level of protection in the Participant’s country. As a result, in the absence of a self-certification of the data recipient in the United States under the EU-U.S. Privacy Shield Framework or the implementation of appropriate safeguards such as the Standard Contractual Clauses or binding corporate rules adopted by the EU Commission, the processing of personal data might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, data subjects might have no, or less, enforceable rights regarding the processing of their personal data.

Neither Tupperware nor UBS is currently self-certified under the EU-U.S. Privacy Shield Framework but Tupperware has implemented binding corporate rules with its subsidiaries in the EU/EEA. If the Participant is based in the EU/EEA, Data will be transferred from the EU/EEA to Tupperware based on the binding corporate rules. The Participant may view a copy of such appropriate safeguards. The onward transfer of Data from Tupperware to UBS or, as the case may be, a different service provider of Tupperware, is based solely on the Participant’s consent, as further described below.

If the Participant is based outside of the EU/EEA, the legal basis, where required, for the transfer of Data from the Participant’s country to Tupperware and from Tupperware onward to UBS or, as the case may be, a different service provider of Tupperware, is the Participant’s consent, as further described below.

(d)Data Retention. Tupperware will hold and use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, securities, exchange control and labor laws.

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(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. The Participant may withdraw any such consent at any time with future effect for any or no reason. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that Tupperware would not be able to grant Restricted Stock Units or other equity awards to the Participant or administer or maintain such awards. For more information on the consequences of refusal to consent or withdrawal of consent, you should contact Tupperware’s Data Protection Officer.

(f)Data Subject Rights. The Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access to, or copies of, Data Tupperware processes, (ii) rectification or amendment of incorrect or incomplete Data, (iii) deletion of Data, (iv) request restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact his or her local Data Protection Officer or, if the Participant is in the EU/EEA, view Tupperware’s binding corporate rules.

Declaration of Consent. By accepting the Restricted Stock Units and indicating consent via Tupperware’s online acceptance procedure, the Participant explicitly declares his or her consent to the data processing operations described in this Section 6, including, without limitation, to the collection, processing and use of Data by Tupperware and, if applicable, to the transfer of Data to the recipients mentioned above, including the onward transfer of Data by Tupperware to the UBS, or, as the case may be, a different service provider of Tupperware.

7. Recovery (Recoupment) of Award. In the event it is determined that Tupperware’s previously reported financial results have been misstated due to the error, omission, fraud or other misconduct of the Participant, including a misstatement that leads to a restatement of previously issued financial statements, any previous delivery of Shares which has been made pursuant to any incentive compensation award, including any discretionary award, including Restricted Stock Units, shall be subject to recovery and/or cancellation by Tupperware as the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Tupperware, in its sole discretion, shall in good faith determine. The Committee shall determine: (i) the amount to be recovered and/or cancelled; (ii) whether to seek repayment from the Participant or to reduce an amount otherwise payable to the Participant under any compensation, plan, program or arrangement maintained by Tupperware, including the use of set-off, subject to applicable law; (iii) the valuation of any Shares determined to be recovered from the Participant in connection with such an action; and (iv) whether to cancel outstanding Awards in connection with such an action and the valuation thereof for such purpose. The foregoing shall be subject to such changes as may be required from time to time by the NYSE listing manual or the applicable rules of the United States Securities and Exchange Commission.

For purposes of the foregoing, the Participant expressly and explicitly authorizes Tupperware to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by Tupperware to hold Shares and other amounts acquired pursuant to the Restricted Stock Units to re-convey, transfer or otherwise return such Shares and/or other amounts to Tupperware upon Tupperware’s enforcement of this Section 7 and Tupperware’s Recoupment Policy (the “Policy”). If the provisions of this Section 7 and the Policy conflict, the terms of the Policy shall prevail.

8. Impact of Certain Events. Upon the Participant’s death, Disability, retirement or termination after a Change of Control (in accordance with Section 15.2 of the Plan), the Participant shall have such modified rights of vesting as set forth below:

(a) Death: If the Participant’s employment terminates by reason of the Participant’s death, the Award shall become immediately and fully vested and shall be settled within 60 days following the Participant’s death, or as soon thereafter as administratively practicable to the extent permitted by Code Section 409A.

(b)  Disability: If the Participant’s employment terminates by reason of Disability, as determined by the Committee in its sole discretion, the Participant will continue to vest in the Award as if the Participant’s employment had not terminated, subject to and conditioned upon continued compliance with the
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terms of Section 12 of this Agreement through each Vesting Date (without regard to the “period of 12 months following employment” referenced in such Section 12).

(c) Retirement: If the Participant’s employment terminates by reason of retirement, the following vesting terms will apply: pro-rata vesting based on the number of full months worked during the full restriction period (see Section 2 above) up to the date of termination (taking into account that certain tranches of the Award may have already vested). Such pro-rata vesting shall be immediate upon retirement and shall be settled within 60 days following the Participant’s retirement, or as soon thereafter as administratively practicable.

The Participant shall be deemed to have terminated employment by reason of retirement if the Participant has attained age 55 and provided at least 10 years of service, has given due notice (as determined by the Committee, which shall be a minimum of six months’ notice in the case of a Participant holding the position of Vice President or higher at the time of such notification), and has entered into an agreement, the form and content of which shall be specified by the Committee, not to compete with Tupperware and its affiliates and not to solicit employees or sales force members of the Company for a period of one year following such retirement.

Notwithstanding anything to the contrary herein, if Tupperware receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s country that likely would result in any favorable treatment of the Award at retirement under the Plan or this Agreement being deemed unlawful or discriminatory, such favorable treatment shall not apply and the Award shall be treated as set forth in the remaining provisions of this Agreement.

(d) Change of Control Termination: If a Change of Control occurs in which the Award is substituted by the Successor and the Participant’s employment is terminated within two years following a Change of Control (i) by the Successor (or an affiliate thereof) without Cause or (ii) if the Participant is an executive officer of Tupperware (who is subject to reporting under Section 16 of the Exchange Act) and resigns for Good Reason, then the Award shall become immediately vested and shall be settled within 60 days following the Participant’s termination of employment, or as soon thereafter as administratively practicable to the extent permitted by Code Section 409A; provided, however, if a Change of Control occurs and the Award is not substituted by the Successor upon such Change of Control, then the Award shall be governed by Section 15.2 of the Plan.

(e) Other Terminations: If the Participant’s employment terminates for any other reason, including termination for cause (or similar concept under local law) by Tupperware or voluntary termination by the Participant, any unvested Award shall automatically terminate and be forfeited.

For purposes of the Award, the Participant’s employment or service relationship will be considered terminated as of the date the Participant is no longer actively providing services to Tupperware or one of its Subsidiaries or affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any) and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Award (including whether the Participant may still be considered to be providing services while on an approved leave of absence).

9. Nature of Grant. The Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by Tupperware, it is discretionary in nature and it may be modified, amended, suspended or terminated by Tupperware at any time to the extent permitted by the Plan;
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(b) the grant of the Award is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;
(c) all decisions with respect to future Award grants, if any, will be at the sole discretion of Tupperware;
(d) the Award and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with Tupperware, the Employer or any other Subsidiary or affiliate of Tupperware and shall not interfere with the ability of Tupperware, the Employer, or any Subsidiary or affiliate of Tupperware, as applicable, to terminate the Participant’s employment or service relationship (if any);
(e) the Participant is voluntarily participating in the Plan;
(f) the Award and the underlying Shares, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g) the Award and the underlying Shares, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, holiday top-up, pension or retirement or welfare benefits or similar mandatory payments;
(h) unless otherwise agreed in writing with Tupperware, the Award and the underlying Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service that the Participant may provide as a director of a Subsidiary or affiliate of Tupperware;
(i)  the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j) no claim or entitlement to compensation or damages shall arise from forfeiture of the Award or the recovery of Shares or cash acquired pursuant to the Award resulting from the termination of the Participant’s employment or other service relationship (regardless of the reason for the termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any) and/or the application of any recovery policy as described in Sections 7, 12 and 13 hereof or any recovery or clawback policy otherwise required by law;
(k) unless otherwise provided in the Plan or by Tupperware in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
        (l) the Participant acknowledges and agrees that neither Tupperware, nor the Employer nor any Subsidiary or affiliate of Tupperware shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency (if not the United States Dollar) and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement;
(m) the Participant acknowledges and consents to any and all actions taken by Tupperware and its Subsidiaries, as may be required to allow Tupperware and its Subsidiaries to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different); and
(n) the Participant acknowledges and agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in his or her country of residence (and country of employment, if different).

10. Nontransferability. The Restricted Stock Units are nontransferable. If the Participant purports to make any transfer of the Restricted Stock Units, the Restricted Stock Units and all rights thereunder shall terminate immediately.

11. No Advice Regarding Grant. Tupperware is not providing any tax, legal or financial advice, nor is Tupperware making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult his or her own personal tax, legal and financial
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advisors regarding his or her participation in the Plan before taking any action related to the Plan. The Participant shall rely solely on such advisors and not on any statements or representations of Tupperware or any of its agents.

12. Protecting the Interests of Tupperware. During the Participant’s employment, and for a period of 12 months following employment, the Participant agrees not to (i) divulge information related to the operation of the business, (ii) seek or accept employment from a Competitor (defined for purposes of this provision as any other business or enterprise which is engaged in the sales of products or services similar to those of Tupperware or is engaged in the direct sales of products or services to the consuming public, or primarily to the business’ own sales force members), (iii) solicit, directly or indirectly, any actively employed employee (including persons who have been employees of Tupperware or its Subsidiaries or affiliates during the 12 months immediately before and after termination of the Participant) of Tupperware or its Subsidiaries or affiliates, (iv) solicit, directly or indirectly, any member of the independent sales force of Tupperware or its Subsidiaries or affiliates to become an employee or independent sales force member of a Competitor, or (v) copy or counterfeit, or assist another person in copying or counterfeiting, any Tupperware Brands product. The Participant agrees to return immediately following termination of employment, any and all documents and/or hardware or software items provided by Tupperware or its Subsidiaries or affiliates for the purpose of completing tasks associated with performing his or her role. Finally, the Participant acknowledges that Tupperware participates in a business that is highly competitive, and that acceptance of these terms is reasonable in light of the award of potential compensation, whether received or not, under this program. In addition to any equitable remedies that Tupperware may have with regard to this provision, a breach of this paragraph shall result in an immediate forfeiture of the Participant’s rights under this Award. The foregoing notwithstanding, nothing in this Agreement prohibits the Participant from (a) reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, (b) making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or (c) applying for or receiving any monetary award from a whistleblower award program of any governmental agency or entity with respect to the furnishing of information to a governmental agency or entity. The Participant further understands and acknowledges that nothing contained in this Agreement limits the Participant’s ability under applicable United States Federal law to (a) disclose in confidence trade secrets or other confidential information to Federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (b) disclose trade secrets or other confidential information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

13. Violation of Terms and Recoupment. Any violation of the terms of Section 12 or default under any associated agreement shall result in an automatic termination and forfeiture of the underlying Award, and may lead Tupperware to take action to recoup damages caused by such violation.

14. Governing Law and Venue. The Award grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Delaware, agree that such litigation shall be conducted exclusively in the courts of Delaware, or the federal courts for the United States located in Delaware.

15. Electronic Delivery and Acceptance. Tupperware may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by Tupperware or another third party designated by Tupperware.
16. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17. Notices. All notices hereunder to Tupperware shall be delivered or mailed to the Corporate Secretary of Tupperware at its headquarters office. All notices hereunder to the Participant shall be delivered personally or
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mailed to the Participant’s address as indicated on his or her online UBS account, unless the Participant notifies Tupperware in writing of a change of address at hrorl@tupperware.com.

18. Language. By accepting the Award, the Participant acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English as to allow the Participant to understand the terms of this Agreement and any other document related to the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of translated version is different from the English version, the English version shall control.

19. Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and (if different) the Participant’s country, his or her broker’s country and/or the country where the Shares are listed, which may affect the Participant’s ability to accept or otherwise acquire, or sell, attempt to sell or otherwise dispose of, Shares or rights to Shares (e.g., the Award) under the Plan or rights linked to the value of Shares (e.g., phantom awards, futures) during such times as the Participant is considered to have “inside information” regarding Tupperware (as defined by the laws or regulations in the applicable jurisdictions, including the United States and the Participant’s country of residence) or the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or otherwise causing them to buy or sell securities; including “third parties” who are fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Tupperware insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter. For the avoidance of doubt, under the terms of this Agreement, the Award may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in Section 8 of this Agreement in the event of the Participant’s death.

20. Foreign Asset/Account Reporting Requirements; Exchange Controls; and/or Tax Reporting. The Participant’s country may have certain foreign asset and/or account reporting requirements, exchange controls and/or tax reporting requirements which may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country of residence and/or to pay and/or report applicable taxes due in connection with the Award on his or her own behalf. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be aware of and compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.

21. Appendix. Notwithstanding any provisions in this Agreement, the Award shall be subject to any additional terms and conditions set forth in any Appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country shall apply to the Participant, to the extent that Tupperware determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

22. Imposition of Other Requirements. Tupperware reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent that Tupperware determines it is necessary or advisable for legal or administrative reasons and to require the Participant to sign any additional agreement or undertaking that may be necessary to accomplish the foregoing.

23. Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares,
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Tupperware shall not be required to deliver any Shares issuable upon settlement of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities, exchange control or other law or under rulings or regulations of the United States Securities and Exchange Commission or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval Tupperware shall, in its absolute discretion, deem necessary or advisable. The Participant understands that Tupperware is under no obligation to register or qualify the Shares with the United States Securities and Exchange Commission or any other U.S. or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Tupperware shall have unilateral authority to amend the Plan and this Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

24. Waiver. The Participant acknowledges that a waiver by Tupperware of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or any subsequent breach by the Participant or any other participant.

25. Code Section 409A. This Award is intended to be exempt from or comply with Code Section 409A (or any successor provision of the Code), and shall be interpreted and construed accordingly and each payment hereunder shall be considered a separate payment for such purpose. To the extent this Agreement provides for the Award to become vested and be settled upon the Participant’s termination of employment, the underlying Shares shall be transferred to the Participant or his or her beneficiary upon the Participant’s “separation from service,” within the meaning of Code Section 409A (or any successor provision of the Code). Notwithstanding any other provision in this Award, to the extent any payments hereunder constitute nonqualified deferred compensation, within the meaning of Code Section 409A (or any successor provision of the Code), then (a) each such payment which is conditioned upon Participant’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (b) if Participant is a “specified employee” (within the meaning of Code Section 409A (or any successor provision of the Code)) as of the date of Participant’s separation from service, each such payment that is payable upon Participant’s separation from service and would have been paid prior to the six-month anniversary of Participant’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following Participant’s separation from service or (ii) the date of Participant’s death. Although this Section 25 and any payments provided hereunder are intended to be exempt from or to otherwise comply with the requirements of Code Section 409A (or any successor provision of the Code), Tupperware does not represent or warrant that this Section 25 or the payments provided hereunder will comply with Code Section 409A (or any successor provision of the Code) or any other provisions of U.S. or non-U.S. federal, state or local law. Neither Tupperware, nor the Employer nor any Subsidiary or affiliate of Tupperware nor their respective directors, officers, employees or advisers shall be liable to the Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of compensation paid under this Agreement, and Tupperware, its Subsidiaries and the Employer shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Code Section 409A (or any successor provision of the Code).

The parties confirm this Agreement effective as of the Date of Grant and have executed it on the date it was accepted online.

Tupperware Brands Corporation
Karen M. Sheehan
Executive Vice President,
Chief Legal Officer and Secretary
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[Appendix of special terms and conditions follows]
APPENDIX OF SPECIAL TERMS AND CONDITIONS FOR
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TUPPERWARE BRANDS CORPORATION
2019 INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the grant of Restricted Stock Units under the Plan if the Participant is or becomes subject to the laws of any of the countries listed below. Certain capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Restricted Stock Unit Agreement.

NOTIFICATIONS

This Appendix also contains notifications relating to exchange control and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities or other laws or regulations in effect in the countries listed in this Appendix as of February 2020. Such laws are often complex and change frequently. Because the information may be outdated when the Participant vests in the Award and acquires Shares or cash, or when the Participant subsequently sells Shares acquired under the Plan, Tupperware strongly recommends that the Participant not rely on the notifications provided in this Appendix as the only source of information relating to the participation in the Plan.

In addition, the notifications are general in nature and may not apply to the Participant’s particular situation, and Tupperware is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how relevant laws in the Participant’s country may apply to the Participant’s particular situation. Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working and/or residing, is considered a resident of another country for local law purposes or transfers employment and/or moves to a different country after the Date of Grant, the information contained in this Appendix may not be applicable to the Participant and Tupperware shall, in its sole discretion, determined to what extent the terms and conditions or notifications contained herein shall be applicable to the Participant.

ARGENTINA

TERMS AND CONDITIONS

Nature of Grant. The following provision supplements Section 9 of this Agreement:

The Participant acknowledges and agrees that the grant of the Award is made by Tupperware (not by the Employer) in its sole discretion and that the value of the Restricted Stock Units or any Shares acquired under the Plan shall not constitute salary or wages for any purpose under Argentine labor law, including, but not limited to, the calculation of (i) any labor benefits including, without limitation, vacation pay, thirteenth-month salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, etc., or (ii) any termination or severance indemnities or similar payments. The Participant acknowledges and agrees that if, notwithstanding the foregoing, any benefits under the Plan are considered as salary or wages for any purpose under Argentine labor law, such benefits shall not accrue more frequently than on an annual basis.

NOTIFICATIONS

Securities Law Notification. Neither the Restricted Stock Units nor the issuance of the Shares are publicly offered or listed on any stock exchange in Argentina and, as a result, have not been and will not be registered with the Argentine Securities Commission (Comisión Nacional de Valores, “CNV”). Neither this nor any other offering material related to the Award or the underlying Shares may be utilized in connection with any general offering to
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the public in Argentina. Argentine residents who acquire Shares under the Plan do so according to the terms of a private offering made from outside Argentina.

Exchange Control Information. Following the sale of Shares or receipt of dividends paid on Shares, the Argentine bank handling the transaction may request certain documentation in connection with the Participant’s request to transfer proceeds into Argentina, including evidence of the sale or dividend payment and proof of the source of funds used to acquire Shares. The Participant is solely responsible for complying with the exchange control rules that may apply in connection with participation in the Plan and/or the transfer of proceeds acquired under the Plan into Argentina. Prior to transferring proceeds into Argentina, the Participant should consult the local bank and/or a personal legal advisor to confirm the exchange control rules and required documentation for any transfer of funds into or out of Argentina, as interpretations of the applicable Central Bank regulations vary by bank, and exchange control rules and regulations are subject to change without notice.

Foreign Asset/Account Reporting Information. Certain information regarding Shares acquired under the Plan and held outside Argentina as of December 31st of each year must be reported to the Argentine tax authorities on the Participant’s annual tax return for that year.

Bank Tax. Proceeds transferred into Argentina may be subject to the Tax on Checking Accounts (“Bank Tax”), which is imposed on funds transferred to or from bank accounts in Argentina. The Participant should speak with a personal tax advisor to determine the Participant’s obligations with respect to the Bank Tax and whether the Participant may be eligible for an exemption from the Bank Tax.

AUSTRALIA

Notifications

Australian Offer Document. The Award is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Australian Offer Document, which is provided to Participants along with this Agreement.

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

AUSTRIA

NOTIFICATIONS

Foreign Asset/Account Reporting Information. If the Participant holds Shares obtained through the Plan outside of Austria, the Participant may be required to submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not meet or exceed €30,000,000 or, as of December 31, does not meet or exceed €5,000,000. If the former threshold is met or exceeded, quarterly obligations are imposed, whereas, if the latter threshold is met or exceeded, annual reporting obligations are imposed. The quarterly reporting date is as of the last day of the respective quarter; the deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter. The annual reporting date is December 31 and the deadline for filing the annual report is January 31 of the following year.

When Shares are sold, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all the Participant’s accounts abroad exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month.

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BELGIUM

NOTIFICATIONS

Foreign Asset/Account Reporting Information. Any security or bank account (including brokerage accounts) maintained outside of Belgium must be reported on the Belgian annual tax return. In a separate report, certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened) must be provided to the Central Contact Point of the National Bank of Belgium. The forms to complete this report are available on the website of the National Bank of Belgium.

Stock Exchange Tax Information. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax likely will not apply when the Restricted Stock Units vest, but likely will apply when Shares are sold. The Participant should consult with a personal tax or financial advisor for additional details on the Participant’s obligations with respect to the stock exchange tax.

BRAZIL

TERMS AND CONDITIONS

Compliance with Law. In accepting the Award, the Participant acknowledges his or her agreement to comply with all applicable Brazilian laws and to report and pay any and all applicable tax associated with the Restricted Stock Units, the receipt of any dividends paid on such Shares and the sale of the Shares acquired under the Plan.

Nature of Grant. The following provision supplements Section 9 of this Agreement:

The Participant agrees that, for all legal purposes, (a) the benefits provided to the Participant under the Plan are the result of commercial transactions unrelated to the Participant’s employment; (b) the Plan is not a part of the terms and conditions of the Participant’s employment; and (c) the income from the Award and the underlying Shares, if any, is not part of the Participant’s remuneration from employment.

By accepting the Award, the Participant further agrees that (i) he or she is making an investment decision and (ii) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to the Participant.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. If the Participant holds assets and rights outside Brazil with an aggregate value equal to or in excess of US$100,000, he or she will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including Shares acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than US$100,000 are not required to submit a declaration. Please note that the US$100,000 threshold may be changed annually.

Tax on Financial Transactions (IOF). Payments to foreign countries and repatriation of funds into Brazil and the conversion of BRL to USD associated with such fund transfers may be subject to the Tax on Financial Transactions (IOF). It is the Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from participation in the Plan.
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BULGARIA

Exchange Control Information. The Participant must file statistical forms annually with the Bulgarian National Bank regarding his or her receivables in foreign bank accounts as well as securities held abroad (e.g., Shares acquired under the Plan) if the total sum of all such receivables and securities equals or exceeds a specified threshold (currently BGN 50,000) as of the previous calendar year-end. In addition, any payment to or from abroad related to the Plan in excess of BGN 100,000 requires the Participant to provide the bank processing the transaction a specific statistical form regarding the source of the income prior to ordering a payment or within thirty (30) days of receiving notice from the bank that a payment has been credited to the Participant’s account. The Participant is personally responsible for complying with applicable exchange control requirements in Bulgaria.

CANADA

TERMS AND CONDITIONS

Settlement of Restricted Stock Units. Notwithstanding any discretion in the Plan, the Restricted Stock Units shall be settled only in Shares. The Participant shall not be entitled to receive a cash payment upon vesting of the Restricted Stock Units.

Impact of Certain Events. The following provision replaces the last paragraph of Section 8 of the Agreement:

The termination of the Participant’s employment or service relationship will be deemed to occur (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any) as of the earliest of: (a) the date that the Participant’s employment or service relationship with Tupperware or one of its Subsidiaries or affiliates is terminated; (b) the date that the Participant receives notice of termination of the Participant’s employment or service relationship; and (c) the date that the Participant is no longer actively providing services to Tupperware or any of its Subsidiaries or affiliates, regardless of any notice period or period of pay in lieu of such notice required under applicable employment law in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the last day of the Participant’s minimum statutory notice period, but the Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of such statutory notice period, nor will the Participant be entitled to any compensation for lost vesting.

The following provisions apply to residents of Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue. Les parties reconnaissent avoir expressement souhaité que la convention « Agreement » ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

NOTIFICATIONS

Securities Law Notification. Shares acquired under the Plan may not be sold or otherwise disposed of within Canada. The Participant may sell the Shares acquired under the Plan only through UBS or such other stock plan
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service provider selected by Tupperware in the future, provided the sale of Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are traded. The Shares are currently traded on the NYSE.

Foreign Asset/Account Reporting Notification. Specified foreign property, including shares and rights to receive shares (e.g., stock options, restricted stock units) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, the Restricted Stock Units must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other specified foreign property held by the Participant. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if the Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The Participant should consult a personal tax advisor to ensure compliance with applicable reporting obligations.

CHINA

TERMS AND CONDITIONS

Delivery of Shares or Cash. The following provision supplements Section 4 of this Agreement:

Due to exchange control regulations in China, Awards will be settled only in cash and the Participant will not be entitled to Shares when the Restricted Stock Units vest. The cash will be paid through the Participant’s local payroll less any Tax-Related Items.

COLOMBIA

Terms and Conditions

Labor Law Acknowledgement. The following provision supplements Section 9 of this Agreement:

The Participant acknowledges that pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of the Participant’s “salary” for any purpose. Therefore, they will not be included and/or considered for purposes of calculating any labor benefits, such as legal/fringe benefits, vacations, indemnities and/or any other labor-related amount which may be payable.

NOTIFICATIONS

Securities Law Information. The Shares are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the Shares may not be offered to the public in Colombia. Nothing in this Agreement should be construed as making a public offer of securities or promoting financial products in Colombia.

Exchange Control Information. Investments in assets located outside of Colombia (including Shares) are subject to registration with the Central Bank (Banco de la República) as foreign investments held abroad, regardless of value. If Shares are sold immediately upon receipt, no registration is required because no Shares are held abroad. When Shares that have been registered with the Central Bank are sold, the registration must be cancelled by March 31 of the year following the sale. All proceeds resulting from the sale of Shares and any dividends or dividend equivalent payments received in relation to the Award or the Shares must be transferred back through the Colombian foreign exchange market (e.g., local banks), which includes the obligation to correctly complete and file the appropriate foreign exchange form (declaración de cambio). It is the Participant’s responsibility to comply with Colombian exchange control requirements. Fines may apply for failure to do so.

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Foreign Asset/Account Reporting Information. An annual informative return must be filed with the Colombian Tax Office detailing any assets held abroad (including Shares acquired under the Plan). If the individual value of any of these assets exceeds a certain threshold, each asset must be described in detail, including the jurisdiction in which it is located, its nature and its value.

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CZECH REPUBLIC

NOTIFICATIONS

Exchange Control Information. The Czech National Bank (“CNB”) may require the Participant to fulfill certain notification duties in relation to the Award and the opening and maintenance of a foreign account. Even in the absence of a request from the CNB, the Participant may need to report foreign direct investments with an aggregate value of CZK 2,500,000 or more or other foreign financial assets with a value of CZK 200,000,000 or more. However, because exchange control regulations change frequently and without notice, the Participant is advised to consult his or her personal legal advisor prior to the vesting of any of the Restricted Stock Units to ensure compliance with current regulations. The Participant is solely responsible for ensuring compliance with exchange control laws in the Czech Republic.

FRANCE

TERMS AND CONDITIONS

Language Consent. By accepting this Agreement, the Participant confirms that he or she has read and understood the documents relating to the Award (i.e., the Plan and this Agreement, including this Appendix), which were provided in the English language. The Participant accepts the terms of these documents accordingly.

Consentement relatif à la langue utilisée. En acceptant l’attribution des Droits (« Restricted Stock Units »), le Participant confirme qu’il ou qu’elle a lu et compris les documents relatifs a l’attribution (i.e., le Plan et le Contract, ainsi que la présente Annexe) qui ont été remis en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.

NOTIFICATIONS

Tax Information. The Restricted Stock Units are not intended to qualify for special tax and social security treatment applicable to Restricted Stock Units granted under Section L.225-197-1 to L.225-197-6 of the French Commercial Code, as amended.

Foreign Asset/Account Reporting Information. All Shares held outside of France and any foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) must be reported on an annual basis on form No. 3916, together with the personal income tax return. Failure to complete this reporting may trigger penalties. Additional monthly reporting obligations may apply to foreign account balances exceeding certain thresholds.

GERMANY

NOTIFICATIONS

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the Deutsche Bundesbank (the German Central Bank). The Participant is responsible for complying with the reporting obligation and should file the report electronically by the fifth day of the month following the month in which the payment is made. A copy of the form can be accessed via the Deutsche Bundesbank’s website at www.bundesbank.de and is available in both German and English. However, if the Participant uses a German commercial bank to effectuate such cross-border payment, the bank will make the report on the Participant’s behalf.

GREECE

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There are no country-specific provisions.

INDIA

NOTIFICATIONS

Exchange Control Information. Exchange control laws and regulations in India require that all proceeds resulting from the sale of Shares and any dividends or dividend equivalent payments received in relation to the Award or the Shares must be repatriated to India and converted into local currency within such period of time as may be required under applicable Indian exchange control laws and regulations, as may be amended from time to time. Indian residents must obtain a foreign inward remittance certificate (“FIRC”) from the bank into which the foreign currency is deposited and retain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Information. Foreign bank accounts and any foreign financial assets (including Shares held outside India) must be reported in the annual Indian personal tax return.  It is the Participant’s responsibility to comply with this reporting obligation and the Participant should consult his or her personal advisor in this regard as significant penalties may apply in the case of non-compliance with foreign asset/account requirements and because such requirements may change.

INDONESIA

TERMS AND CONDITIONS

Language Consent and Notification. By accepting the Restricted Stock Units, the Participant (i) confirms having read and understood the documents relating to the grant (i.e., the Plan and the Agreement) which were provided in the English language, (ii) accepts the terms of those documents accordingly, and (iii) agrees not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

Persetujuan dan Pemberitahuan Bahasa. Dengan menerima pemberian Unit Saham Terbatas ini, Peserta (i) memberikan konfirmasi bahwa dirinya telah membaca dan memahami dokumen-dokumen berkaitan dengan pemberian ini (yaitu, Program dan Perjanjian) yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan ataupun Peraturan Presiden sebagai pelaksanaannya (ketika diterbitkan).

NOTIFICATIONS

Exchange Control Information. Indonesian residents must report their worldwide assets (including foreign accounts and Shares acquired under the Plan) in their annual individual income tax return. In addition, Indonesian residents must provide the Indonesian central bank, Bank Indonesia, with information on any change in position of a foreign asset (including Shares acquired under the Plan). The filing should be completed online through Bank Indonesia’s website no later than the 15th day of the month following the applicable activity.

For foreign currency transactions, there is a statistical reporting requirement when the Indonesian Bank is receiving Rupiah or foreign currency (e.g., proceeds from the sale of Shares acquired under the Plan, dividends and dividend equivalents). For the purpose of submitting the report to Bank Indonesia, the Indonesian bank executing the transaction will request information and/or supporting documents from the Participant and he or she must provide the requested information and/or supporting documents to the bank.

ITALY
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TERMS AND CONDITIONS

Acknowledgment of Nature of Plan and the Award. By accepting the Award, the Participant acknowledges that (1) the Participant has received a copy of the Plan and this Agreement, including this Appendix; (2) the Participant has reviewed those documents in their entirety and fully understands the contents thereof; and (3) the Participant accepts all provisions of the Plan and this Agreement, including this Appendix. The Participant further acknowledges that he or she has read and specifically and explicitly approves, without limitation, the following provisions of this Agreement: (a) Section 1, “Restricted Stock Unit Award”; (b) Section 2, “Restriction Period”; (c) Section 3, “Stockholder Rights”; (d) Section 4, “Delivery of Shares or Cash”, (e) Section 5, “Taxes”; (f) Section 6, “Data Transfer and Privacy”; (g) Section 7, “Recovery of Award”; (h) Section 8, “Impact of Certain Events”; (i) Section 9, “Nature of Grant”; (j) Section 12, “Protecting the Interests of Tupperware”; (k) Section 13, “Violation of Terms and Recoupment” (l) Section 14, “Governing Law and Venue”; (m) Section 15, “Electronic Delivery and Acceptance”; (n) Section 16, “Severability”; (o) Section 19, “Insider Trading Restrictions/Market Abuse Laws”; (p) Section 22, “Imposition of Other Requirements”; (q) Section 23, “Compliance with Law”; and (q) Section 24, “Waiver.”

NOTIFICATIONS

Foreign Asset/Account Reporting Information. Italian residents who, during the fiscal year, hold investments abroad or foreign financial assets (e.g., cash, Shares, the Award) that may generate income taxable in Italy are required to report them on their annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due. The same reporting obligations apply to Italian residents who, even if they do not directly hold investments abroad or foreign financial assets (e.g., cash, Shares or the Award), are beneficial owners of the investment pursuant to Italian money laundering provisions.

Tax on Foreign Financial Assets. The fair market value of any Shares held outside of Italy is subject to a foreign assets tax. The fair market value is considered to be the value of the shares on the NYSE on December 31 of each year or on the last day the Participant held the Shares (the tax is levied in proportion to the number of days Shares were held during the calendar year). The tax is not payable if the amount of all financial assets held abroad does not exceed a certain threshold. The Participant should consult with his or her personal tax advisor about the foreign financial assets tax.

JAPAN

NOTIFICATIONS

Foreign Asset Reporting Information.  Details of assets held outside Japan (e.g., Shares) with a total value exceeding ¥50,000,000 (as of December 31 each year) must be reported annually to the tax authorities. The report will be due March 15 of the following year. The Participant should consult with his or her personal tax advisor in Japan to ensure compliance with these obligations.

MALAYSIA

TERMS AND CONDITIONS

Data Transfer and Privacy. The following provision replaces Section 6 of this Agreement:
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The Participant hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Appendix and any other grant materials by and among, as applicable, the Employer, Tupperware (or any Subsidiary or affiliate) and any third parties authorised by the same in assisting in the implementation, administration and management of the Participant’s participation in the Plan.
The Participant understands that Tupperware and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number (to the extent permitted under Malaysian law), passport number or other identification number, salary, nationality, job title, any Shares or directorships held in Tupperware, the fact and conditions of the Participant’s participation in the Plan, details of all Restricted Stock Units or equivalent benefits and any other entitlement to Shares awarded, cancelled, exercised, vested, unvested, purchased or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The source of Data is the Participant’s Employer as well as information which the Participant is providing to Tupperware and the Employer in connection with the Plan including this Appendix.
The Participant also authorizes any transfer of Data, as may be required, to UBS or such other stock plan service provider as may be selected by Tupperware in the future, which is assisting Tupperware with the implementation, administration and management of the Plan and/or with whom any Shares acquired upon vesting of the Restricted Stock Units are deposited.  The Participant acknowledges that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country, which may not give the same level of protection to Data.  The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s local human resources representative. The Participant authorizes Tupperware, UBS and any other possible recipients which may assist Tupperware (presently or in the future) with implementing, administering and managing the Participant’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data to a broker, escrow agent or other third party with whom the Participant may elect to deposit any Shares acquired upon vesting of the Restricted Stock Units. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting the Participant’s local human resources representative, whose contact details are Kathy Chong, Senior HR Executive, Tupperware Malaysia, No. 6 Jalan SS 13/4, Subang Jaya Industrial Estate, 47500 Subang Jaya, Selangor, Malaysia.  Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke consent, the Participant’s employment or service with Tupperware and/or the Employer will not be affected; the only consequence of refusing or withdrawing consent is that Tupperware would not be able to grant future Restricted Stock Units or other equity awards to the Participant or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

Peserta dengan ini secara eksplisit, sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang diterangkan dalam Lampiran dan apa-apa bahan geran oleh dan di antara, seperti mana yang terpakai, Majikan, Tupperware (atau anak syarikat atau syarikat sekutu) dan mana-mana pihak ketiga yang diberi kuasa oleh yang sama dalam membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Peserta dalam Pelan.
Peserta memahami bahawa Tupperware dan Majikan mungkin memegang maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, nama Peserta, alamat rumah dan nombor telefon, alamat emel, tarikh lahir, nombor insurans sosial (setakat yang dibenarkan dibawah undang-undang Malaysia), nombor pasport, atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa Saham atau jawatan pengarah yang dipegang dalam Tupperware, fakta dan syarat-syarat mengenai penyertaan Peserta dalam Pelan, butir-butir tentang semua Unit Saham Terbatas atau manfaat yang bersamaan dan apa-apa hak lain untuk Saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak, dibeli ataupun yang belum dijelaskan bagi faedah Peserta (“Data”), untuk tujuan ekslusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut. Sumber Data adalah daripada Majikan Peserta dan juga maklumat dimana Peserta menyediakan kepada Tupperware dan Majikan berhubung dengan Pelan tersebut termasuk Lampiran ini.
Peserta juga memberi kuasa mengenai apa-apa pemindahan Data, yang mungkin diperlukan, kepada UBS atau pembekal perkhidmatan pelan saham yang mungkin dipilih oleh Tupperware pada masa depan, yang membantu Tupperware dengan pelaksanaan, pentadbiran dan pengurusan Pelan dan/atau dengan siapa sahaja Saham yang diperolehi semasa peletakan hak Unit Saham Terbatas didepositkan. Peserta mengakui bahawa penerima-penerima ini mungkin berada di negara Peserta atau mana-mana tempat lain, dan bahawa negara penerima mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza berbanding dengan negara Peserta, yang mungkin tidak memberi tahap perlindungan Data yang sama. Peserta memahami bahawa Peserta boleh meminta satu senarai yang mengandungi nama dan alamat penerima-penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan Peserta. Peserta memberi kuasa kepada Tupperware, UBS, dan mana-mana penerima-penerima lain yang mungkin membantu Tupperware (pada masa sekarang atau pada masa depan) dengan melaksanakan, mentadbir dan mengurus penyertaan Peserta dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan, termasuk apa-apa pemindahan data yang diperlukan kepada broker, egen eskrow atau pihak ketiga yang lain dengan sesiapa yang Peserta pilih untuk deposit apa-apa Saham yang diperoleh selepas peletakan hak Unit Saham Terbatas. Peserta memahami bahawa Data hanya akan disimpan untuk tempoh yang perlu bagi melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan. Peserta memahami bahawa dia boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi wakil sumber manusia tempatan Peserta, dimana butir-butir hubungan adalah Kathy Chong, Senior HR Executive, Tupperware Malaysia, No. 6 Jalan SS 13/4, Subang Jaya Industrial Estate, 47500 Subang Jaya, Selangor, Malaysia. Selanjutnya, Peserta memahami bahawa dia telah memberikan persetujuan di sini secara sukarela. Jika Peserta tidak bersetuju, atau jika Peserta kemudian membatalkan persetujuan, pekerjaan atau perkhidmatan Peserta dengan Tupperware dan / atau Majikan tidak akan terjejas; satu-satu akibatnya jika tidak bersetuju atau menarik balik persetujuan adalah bahawa Tupperware tidak akan dapat memberikan Unit Saham Terbatas atau anugerah ekuiti yang lain kepada Peserta pada masa hadapan atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Peserta memahami bahawa keengganan atau penarikan balik persetujuan boleh menjejaskan keupayaan Peserta untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganan Peserta untuk memberikan persetujuan atau penarikan balik persetujuan, Peserta memahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya.

NOTIFICATIONS

Director Notification Obligation. If the Participant is a director of Tupperware’s Malaysian Subsidiary or affiliate, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary or affiliate in writing when the Participant receives or disposes of an interest (e.g., an Award under the Plan or Shares) in Tupperware or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in Tupperware or any related company.

MEXICO

TERMS AND CONDITIONS

Nature of Grant. The following provisions supplement Section 9 of this Agreement:

Acknowledgement of the Grant. In accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan and this Agreement, including this Appendix, has reviewed the Plan and this Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and this Agreement, including this Appendix. The Participant further acknowledges that the Participant has read and specifically and expressly approves the terms and conditions of Section 9 of this Agreement, in which the following is clearly described and established:
        (1)  The Participant’s participation in the Plan does not constitute an acquired right.

(2)  The Plan and the Participant’s participation in the Plan are offered by Tupperware on a wholly discretionary basis.

        (3)  The Participant’s participation in the Plan is voluntary.

(4) Neither Tupperware nor any Subsidiary or affiliate of Tupperware is responsible for any decrease in the value of the Restricted Stock Units granted and/or Shares issued under the Plan.

Labor Law Acknowledgment and Policy Statement. In accepting the Award, the Participant expressly recognizes that Tupperware, with registered offices at 14901 S. Orange Blossom Trail, Orlando, Florida, 32837, U.S.A., is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and purchase of Shares does not constitute an employment relationship between the Participant and Tupperware since the Participant is participating in the Plan on a wholly commercial basis and the Participant’s sole employer is either Tupperware Brands Mexico, S. de R.L. de C.V. (“Tupperware Brands Mexico”), Dart, S.A. de C.V. (“Tupperware-Mexico”) or House of Fuller Holdings S. de R.L. de C.V. (“Fuller-Mexico”). Based on the foregoing, the Participant
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expressly recognizes that the Plan and the benefits that the Participant may derive from participation in the Plan do not establish any rights between the Participant and the Employer, Tupperware Brands Mexico, Tupperware-Mexico or Fuller Mexico, and do not form part of the conditions of the Participant’s employment and/or benefits provided by Tupperware Brands Mexico, Tupperware-Mexico or Fuller-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.

The Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of Tupperware; therefore, Tupperware reserves the absolute right to amend and/or discontinue the Participant’s participation in the Plan at any time, without any liability to the Participant.

Finally, the Participant hereby declares that the Participant does not reserve to himself or herself any action or right to bring any claim against Tupperware for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to Tupperware, its shareholders, officers, agents, legal representatives, and affiliates with respect to any claim that may arise.

Spanish Translation

TÉRMINOS Y CONDICIONES

Naturaleza del Otorgamiento: Las siguientes disposiciones complementan el Artículo 9 del Acuerdo:

Reconocimiento del Otorgamiento. Al aceptar el Premio, el Participante reconoce que ha recibido una copia del Plan y del Acuerdo, incluyendo este Apéndice, ha revisado el Plan y el Acuerdo, incluyendo este Apéndice, en su totalidad y plenamente comprende y acepta todas las disposiciones previstas en el Plan y el Acuerdo, incluyendo este Apéndice. Asimismo, el Participante reconoce que ha leído y específicamente y expresamente aprueba los términos y condiciones establecidos en la Sección 9 del Acuerdo, en el cual claramente se describe y establece lo siguiente:

        (1) La participación del Participante en el Plan no constituye un derecho adquirido.

(2)  El Plan y la participación del Participante en el Plan se ofrecen por Tupperware de forma completamente discrecional.

        (3)  La participación del Participante en el Plan es voluntaria.

        (4) Ni Tupperware ni sus subsidiarias o afiliadas son responsables por una reducción del valor de las Unidades de Acciones Restringidas y/o Acciones emitidas bajo el Plan.

Reconocimiento de la Legislación Laboral y Declaración de la Política. Al aceptar el Premio, el Participante expresamente reconoce que Tupperware, con domicilio ubicado en 14901 S. Orange Blossom Trail, Orlando, Florida, 32837, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el Plan y compra de Acciones no constituye una relación de trabajo entre el Participante y Tupperware, toda vez que la participación del Participante en el Plan es de carácter comercial y el único patrón del Participante es Tupperware Brands Mexico, S. de R.L. de C.V. (“Tupperware Brands Mexico”), Dart, S.A. de C.V. (“Tupperware-México”) o House of Fuller S. de R.L. de C.V. (“Fuller-Mexico”). Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que el Participante obtenga por la participación en el Plan no establecen derecho alguno entre el Participante y el Patrón, Tupperware Brands Mexico, Tupperware-México o Fuller-Mexico, y no forman parte de las condiciones de los servicios del Participante y/o beneficios otorgados por Tupperware Brands Mexico, Tupperware-México o Fuller-Mexico y cualquier modificación del Plan o su terminación no constituyen un cambio o impedimento de los términos y condiciones del servicio del Participante.

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Asimismo, el Participante reconoce que su participación en el Plan es el resultado de una decisión unilateral y discrecional por parte de Tupperware, por lo que, Tupperware se reserva el derecho absoluto de modificar y/o dar por terminada la participación del Participante en el Plan en cualquier momento, sin responsabilidad alguna hacia el Participante.

Finalmente, el Participante manifiesta que no se reserva acción o derecho alguno que ejercitar en contra de Tupperware por cualquier daño o perjuicio en relación a las disposiciones del Plan o los beneficios establecidos en el mismo, por lo que, el Participante otorga el finiquito más amplio que en derecho proceda a Tupperware, sus accionistas, funcionarios, agentes, representantes legales y afiliados con respecto a cualquier demanda que pudiera surgir.

PHILIPPINES

TERMS AND CONDITIONS

Restricted Stock Units Settled in Cash. The following provision supplements Section 4 of this Agreement:

Due to securities restrictions in the Philippines, Awards will be settled in cash and the Participant will not be entitled to Shares when the Restricted Stock Units vest.

POLAND

NOTIFICATIONS

Exchange Control Information. Polish residents holding foreign securities (including Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. Any transfer of funds in excess of a specified threshold (currently €15,000 (or a lower threshold if such transfer of funds is connected with business activity of an entrepreneur)) must be effected through a bank account in Poland. The Participant should maintain evidence of such foreign exchange transactions for five years, in case of a request for their production by the National Bank of Poland.

PORTUGAL

TERMS AND CONDITIONS

Language Consent. The Participant hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and this Agreement.

Conhecimento da Lingua. O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Agreement em inglês).

Notifications

Exchange Control Information. If the Participant receives Shares upon vesting of the Award, the acquisition of such shares should be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report
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on the Participant’s behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, the Participant is responsible for submitting the report to the Banco de Portugal.

ROMANIA

TERMS AND CONDITIONS

Vesting Schedule. The following provision supplements Section 1 of this Agreement:

Notwithstanding anything to the contrary in the Agreement, no part of the Restricted Stock Unit Award will vest until the one-year anniversary of the Date of Grant.

Language Consent. By accepting the Restricted Stock Units Award, the Participant acknowledges that he or she is proficient in reading and understanding English or has consulted with an advisor who is sufficiently proficient in English as to allow the Participant to fully understand the terms of the documents related to the grant (this Agreement and the Plan), which were provided in the English language. The Participant accepts the terms of those documents accordingly.

Consimtamant cu privire la limba. Prin acceptarea de Acordare de Restricted Stock Units, Participantul confirma ca are un nivel proficient de cunoastere in ce priveste cititirea si intelegerea limbii engleze sau a consultat un consultant care este suficient de competent în limba engleză pentru a permite Participantul să inteleagă pe deplin termenii documentelor referitoare la Acordare (Acordul si Planul), care au fost furnizate în limba engleza. Participantul acceptă termenii acestor documente în consecinta.

NOTIFICATIONS

Exchange Control Information. If the Participant deposits the proceeds from the sale of Shares acquired under the Plan into a bank account in Romania, the Participant may be required to provide the Romanian bank with appropriate documentation explaining the source of funds. The Participant should consult with a personal legal advisor to determine whether such documentation will need to be submitted to the Romanian bank.

RUSSIA

TERMS AND CONDITIONS

Delivery of Shares or Cash. The following provision supplements Section 4 of this Agreement:

The Participant agrees that Tupperware is authorized, at its discretion, to instruct its designated broker to assist with the sale of the Shares acquired at vesting of the Restricted Stock Units (on the Participant’s behalf pursuant to this authorization and without further consent) should Tupperware determine that such sale is necessary or advisable under local securities law. The Participant expressly authorizes Tupperware’s designated broker to complete the sale of such Shares and acknowledges that Tupperware’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, Tupperware agrees to pay the Participant the cash proceeds from the sale of the Shares, less any brokerage fees, commissions and Tax-Related Items. The Participant acknowledges that he or she is not aware of any material nonpublic information with respect to Tupperware or any securities of Tupperware as of the date of the Award.

U.S. Transaction Information. The Participant’s acceptance of this Agreement results in a contract between the Participant and Tupperware completed in the United States and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Further, any Shares issued to the Participant upon vesting and settlement of the Restricted Stock Units shall be delivered through a bank or brokerage account in the
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United States. The Participant is not permitted to sell or otherwise dispose of Shares directly to other Russian legal entities or individuals.

Securities Law Acknowledgement. The Participant acknowledges that the Award, this Agreement, the Plan and all other materials the Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The Shares acquired pursuant to the Plan have not and will not be registered in Russia nor admitted for listing on any Russian exchange for trading within Russia, and therefore, neither the Award nor the Shares may be used for offering or public or private circulation in Russia. The Participant acknowledges that he or she may hold Shares acquired upon vesting of the Restricted Stock Units in the Participant’s account with Tupperware’s third party broker/administrator in the United States. However, in no event will Shares issued to the Participant under the Plan be delivered to Participant in Russia. Further, the Participant is not permitted to sell or otherwise dispose of Shares directly to other Russian individuals.

Data Transfer and Privacy. The following provision supplements Section 6 of this Agreement:

The Participant understands and agrees that he or she must complete and return a Consent to Processing of Personal Data (the “Consent”) form to Tupperware. Further, the Participant understands and agrees that if the Participant does not complete and return a Consent form to Tupperware, Tupperware will not be able to grant Restricted Stock Units to the Participant or other awards or administer or maintain such awards. Therefore, the Participant understands that refusing to complete a Consent form or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan.

Notifications

Exchange Control Information. All restrictions on the payment of funds by non-residents into a Russian resident’s declared foreign brokerage account, including dividends, dividend equivalents and proceeds from the sale of Shares, have been abolished as of January 1, 2020. The Participant can receive, hold and remit dividends, dividend equivalents and proceeds from the sale of Shares acquired under the Plan into and out of his or her brokerage account without any requirement to first repatriate such funds to an authorized bank in Russia. The Participant should be aware that the rules related to foreign bank accounts are different and that pursuant to changes effective December 2, 2019 (with retroactive effect to January 1, 2018), certain restrictions with respect to payments by non-residents into a Russian currency resident’s foreign bank account will continue to apply where the foreign bank account is located in the U.S. The Participant should consult his or her personal legal advisor before Restricted Stock Units vest, before Shares are sold and before any funds are remitted to Russia, as significant sanctions for violations of the Russian currency control laws may apply and such requirements are subject to change at any time, often without notice.

Foreign Asset/Account Reporting Information. Russian residents are required to report the opening, closing or change in account details of any foreign bank account to the Russian tax authorities within one month of the opening, closing or change of such account. Russian residents also are required to report to the Russian tax authorities on or before June 1 of the following year (i) the beginning and ending balances in a foreign bank account each year and (ii) transactions related to such a foreign account during the year. From January 1, 2020, foreign brokerage accounts and foreign accounts with other financial institutions (financial market organizations) are also subject to both of the above reporting requirements. Certain specific exceptions from the reporting requirements may apply. The Participant should consult with his or her personal legal advisor to determine how these reporting requirements apply to any account opened in connection with the Participant’s participation in the Plan.

Labor Law Information. If the Participant continues to hold Shares acquired at vesting of the Restricted Stock Units after an involuntary termination of the Participant’s Service, the Participant will not be eligible to receive unemployment benefits in Russia.

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Anti-Corruption Information. Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (e.g., shares of foreign companies such as Tupperware). Accordingly, the Participant should inform Tupperware if the Participant is covered by these laws because the Participant may not hold Shares acquired under the Plan.

SINGAPORE
Terms and Conditions
Restriction on Sale of Shares. To the extent the Restricted Stock Units vest within six months of the Date of Grant, the Participant may not dispose of the Shares issued upon settlement of the Restricted Stock Units, or otherwise offer the Shares to the public, prior to the six-month anniversary of the Date of Grant, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”) and in accordance with any other applicable provisions of the SFA.
Notifications
Securities Law Information. The Award is being granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA and is not made with a view to the Restricted Stock Units or underlying Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation. The directors (including alternate, substitute, associate and shadow directors) of Tupperware or a Singapore Subsidiary or affiliate of Tupperware are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify Tupperware or the Singaporean Subsidiary or affiliate in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., an Award, Shares) in Tupperware or any related companies; (ii) any change in previously-disclosed interests (e.g., sale of Shares), of (iii) becoming a director, an associate director or a shadow director of a Subsidiary or affiliate in Singapore, if the individual holds such an interest at that time. These notification requirements apply regardless of whether the director is resident of or employed in Singapore.
SOUTH AFRICA

TERMS AND CONDITIONS

Taxes. The following provision supplements Section 5 of this Agreement:

By accepting the Award, the Participant agrees that, immediately upon vesting and settlement of the Restricted Stock Units, the Participant will notify the Employer of the amount of any gain realized. If the Participant fails to advise the Employer of the gain realized, the Participant may be liable for a fine. The Participant will be solely responsible for paying any difference between the actual liability for Tax-Related Items and the amount withheld.

Deemed Acceptance of Award.  Pursuant to Section 96 of Companies Act 71 of 2008 (the “Companies Act”), the offer of the Award must be finalized within six months following the date the offer is communicated to the Participant.  If the Participant does not want to accept the Award, the Participant is required to decline the Award no later than six months following the date the offer is communicated to the Participant.  If the Participant does not reject the Award within six months following the date the offer is communicated to the Participant, the Participant will be deemed to accept the Award.

NOTIFICATIONS

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Securities Notification.  Neither the Restricted Stock Units nor the underlying Shares shall be publicly offered or listed on any stock exchange in South Africa.  The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority.

Exchange Control Information. The Award may be subject to exchange control regulations in South Africa. Because exchange control regulations are subject to frequent change, sometimes without notice, the Participant should consult his or her personal legal advisor prior to vesting and settlement of the Award to ensure compliance with current regulations. The Participant is solely responsible for ensuring compliance with all exchange control laws in South Africa.

SOUTH KOREA

NOTIFICATIONS

Foreign Assets Reporting Information. The Participant must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts holding Shares) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds a certain limit (currently KRW 500 million) or an equivalent amount in foreign currency on any month-end date during the calendar year.

SPAIN

TERMS AND CONDITIONS

Nature of Grant. The following provision supplements Section 9 of this Agreement:

In accepting the Award, the Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.
The Participant understands and agrees that, as a condition of the grant of the Award, except as provided for in Section 8 of this Agreement, the termination of the Participant’s employment for any reason (including for the reasons listed below) will automatically result in the forfeiture and loss of the Shares that have not vested on the date of termination.
In particular, the Participant understands and agrees that the Award will be forfeited without entitlement to the underlying Shares or to any amount as indemnification if the Participant’s employment is terminated prior to vesting by reason of, including, but not limited to: disability, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.
Furthermore, the Participant understands that Tupperware has unilaterally, gratuitously and discretionally decided to grant Restricted Stock Units under the Plan to individuals who may be employees of Tupperware or any Subsidiary or affiliate of Tupperware throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind Tupperware or any Subsidiary or affiliate of Tupperware on an ongoing basis. Consequently, the Participant understands that the Award is granted on the assumption and condition that the Award and the Shares issued upon vesting of the Restricted Stock Units shall not become a part of any employment or other contract (with Tupperware, the Employer, or any Subsidiary or affiliate of Tupperware) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that the Award would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award grant shall be null and void.
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NOTIFICATIONS

Securities Law Notification. The Award described in this Agreement (including this Appendix) does not qualify under Spanish regulations as securities.  No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. This Agreement (including this Appendix) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and it does not constitute a public offering prospectus.

Exchange Control Information. The acquisition of Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competiveness. The Participant must also declare ownership of any Shares with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, the sale of any Shares must be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.

When receiving foreign currency payments derived from the ownership of Shares (i.e., sale proceeds), the Participant must inform the financial institution receiving the payment of the basis upon which such payment is made if the payment exceeds €50,000. The Participant will need to provide the following information: (i) the Participant’s name, address, and fiscal identification number; (ii) the name and corporate domicile of Tupperware; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

In addition, the Participant may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Shares made to the Participant by Tupperware) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.

Foreign Asset/Account Reporting Information. If the Participant holds rights or assets (e.g., Shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, the Participant is required to report certain information regarding such rights and assets on tax form 720.  After such rights and/or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000 or if the ownership of the asset is transferred or relinquished during the year.  The reporting must be completed by the March 31 each year.

SWEDEN

TERMS AND CONDITIONS

Taxes. The following provision supplements Section 5 this Agreement:

Without limiting Tupperware’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 5 of this Agreement, in accepting the grant of the Award, the Participant authorizes Tupperware and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to the Participant upon vesting and settlement of the Restricted Stock Units in order to satisfy Tax-Related Items, regardless of whether Tupperware and/or the Employer has an obligation to withhold such Tax-Related Items.

SWITZERLAND

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NOTIFICATIONS

Securities Law Notification. Neither this document nor any other materials relating to the Award (a) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (b) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of Tupperware or (c) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority (including the Swiss Financial Market Supervisory Authority FINMA).

TURKEY

NOTIFICATIONS

Securities Law Information. Restricted Stock Units are made available only to employees of Tupperware and its Subsidiaries and affiliates, and the offer of participation in the Plan is a private offering. Under Turkish law, the Participant is not permitted to sell Shares acquired under the Plan in Turkey. The Shares are currently traded on the NYSE, which is located outside of Turkey, under the ticker symbol “TUP” and the Shares may be sold through this exchange.

Exchange Control Information. Under Turkish law, Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey.  Therefore, the Participant may be required to appoint a Turkish broker to assist with the sale of the Shares acquired under the Plan.  The Participant should consult his or her personal legal advisor before selling any Shares acquired under the Plan to confirm the applicability of this requirement to the Participant.

UNITED STATES

There are no country-specific provisions.

URUGUAY

There are no country-specific provisions.

VENEZUELA

TERMS AND CONDITIONS

Restricted Stock Units Settled in Cash. The following provision supplements Section 4 of this Agreement:

Awards will be settled in cash only and the Participant will not be entitled to Shares when the Restricted Stock Units vest.

Exchange Control Information. Exchange control restrictions may limit the ability to vest in the Award or to remit funds into Venezuela following the receipt of the cash payment upon settlement of the Award under the Plan. Tupperware reserves the right to further restrict the settlement of the Restricted Stock Units or to amend or cancel the Award at any time in order to comply with the applicable exchange control laws in Venezuela. The Participant is responsible for complying with exchange control laws in Venezuela and neither Tupperware nor the Employer will be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws. Because exchange control laws and regulations change frequently and without notice, the Participant should consult with his or her personal legal advisor before accepting the Award to ensure compliance with current regulations.

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NOTIFICATIONS

Securities Law Notification. The Award and the Shares issued under the Plan are offered as a personal, private, exclusive transaction and are not subject to Venezuelan government securities regulations.
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